As filed with the Securities and Exchange Commission on May 2, 2025

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUNTSMAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	42-1648585
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10003 Woodloch Forest Drive The Woodlands, Texas	77380
(Address of Principal Executive Offices)	(Zip Code)

HUNTSMAN CORPORATION 2025 sTOCK INCENTIVE PLAN

(Full title of the plan)

David M. Stryker

Executive Vice President, General Counsel and Secretary

10003 Woodloch Forest Drive

The Woodlands, Texas 77380

(Name and address of agent for service)

(281) 719-6000

(Telephone number, including area code, of agent for service)

Copies to:

David C. D’Alessandro

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☐
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).    ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into the Registration Statement the following documents:

(a)            The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 001-32427), filed with the Commission on February 18, 2025, including information specifically incorporated by reference into such Annual Report on Form 10-K from the Registrant’s Proxy Statement for its 2025 Annual Meeting of Stockholders, filed with the Commission on March 17, 2025;

(b)            The Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 2, 2025;

(c)            The Registrant’s Current Reports on Form 8-K, excluding any information furnished under Items 2.02 or 7.01 thereof, filed with the Commission on May 1, 2025 and May 2, 2025 (two-filings);

(d)            All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of fiscal year covered by the Registrant’s Annual Report on Form 10-K above; and

(e)            The description of the Registrant’s Common Stock contained as Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 18, 2025, including any amendments or reports filed for the purpose of updating such description.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Names Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) generally provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The registrant’s Seventh Amended and Restated Bylaws (the “Bylaws”) provide for indemnification of each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the registrant, or, while a director or officer of the registrant, serves at the request of the registrant, as a director, officer, employee, trustee or agent of any corporation, partnership or other entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, trustee or agent or in any other capacity while serving as a director, officer, employee, trustee or agent, and shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was an officer or director of such corporation against liability asserted against or incurred by him in any such capacity, whether or not such corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145.

The Bylaws also provide that the registrant may maintain insurance, at the registrant’s expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (d) for any transaction from which the director derived improper personal benefit. The Amended and Restated Certificate of Incorporation of the Registrant contains such a provision.

The registrant has also entered into customary indemnification agreements with its directors and some of its officers.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Exhibit Description
4.1	Amended and Restated Certificate of Incorporation of Huntsman Corporation (Incorporated by reference to Exhibit 3.1 on our current report on Form 8-K filed on April, 26, 2023).
4.2	Seventh Amended and Restated Bylaws of Huntsman Corporation (Incorporated by reference to Exhibit 3.2 on our current report on Form 8-K filed on April, 26, 2023).

4.3	Huntsman Corporation 2025 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 on our current report on form 8-K filed on May 2, 2025).
4.4*	Form of Restricted Stock Agreement.
4.5*	Form of Restricted Stock Unit Agreement (3-year).
4.6*	Form of Phantom Share Agreement.
4.7*	Form of Performance Share Unit Agreement (3-year).
4.8*	Form of Common Stock Award Agreement.
4.9*	Form of Stock Unit Award Agreement.
5.1*	Opinion of Vinson & Elkins L.L.P.
23.1*	Consent of Deloitte and Touche LLP. (Huntsman Corporation and Huntsman International LLC)
23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included in the signature page of this Registration Statement).
107.1*	Calculation of Filing Fee Tables.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, Texas on May 2, 2025.

HUNTSMAN CORPORATION

By:	/s/ Peter R. Huntsman
Name:	Peter R. Huntsman
Title:	Chairman of the Board, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter R. Huntsman, David M. Stryker and Philip M. Lister, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 2, 2025.

Signatures	Title

/s/ Peter R. Huntsman	Chairman of the Board, President and Chief Executive Officer
Peter R. Huntsman	(Principal Executive Officer)

/s/ Philip M. Lister	Executive Vice President and Chief Financial Officer
Philip M. Lister	(Principal Financial Officer)

/s/ Steven C. Jorgensen	Vice President and Controller
Steven C. Jorgensen	(Principal Accounting Officer)

/s/ Dr. Mary C. Beckerle
Dr. Mary C. Beckerle	Director

/s/ Sonia Dulá
Sonia Dulá	Director

/s/ Cynthia L. Egan
Cynthia L. Egan	Director

/s/ Curtis E. Espeland
Curtis E. Espeland	Director

/s/ Daniele Ferrari
Daniele Ferrari	Director

/s/ Jeanne McGovern
Jeanne McGovern	Director

/s/ José Muñoz
José Muñoz	Director

/s/ David B. Sewell
David B. Sewell	Director

/s/ U.S. Navy Retired Vice Admiral Jan E. Tighe
U.S. Navy Retired Vice Admiral Jan E. Tighe	Director